EXHIBIT 99.1
TFS Signs Agreement to Sell Electronic Manufacturing Services Operations in Redmond, Washington
Subsidiary to Seek Approval of Sale in Bankruptcy Proceedings
TEMPE, Ariz., August 19 /PRNewswire/ — Three-Five Systems, Inc. (TFS) today announced that its subsidiary, TFS Electronic Manufacturing Services, Inc. (TFSEMS), has signed a definitive agreement to sell the assets of its electronic manufacturing services (EMS) operations in Redmond, Washington, to Catalyst Manufacturing Services, Inc.
Pursuant to the terms of the asset purchase agreement and in order to implement the transaction, TFSEMS will file a voluntary Chapter 11 bankruptcy petition in the next two to four days with the federal bankruptcy court in Arizona and seek court approval of the sale. TFS will continue to fund the operations of TFSEMS through the closing date of the proposed sale through debtor in possession financing.
The EMS assets of TFSEMS include substantially all of the company’s manufacturing operations in Redmond, Washington.
TFS estimates the total value of the transaction will be approximately $6.6 million, subject to adjustments relating to accounts receivable and inventory valuations. The value of the transaction is made up of $3.6 million in cash to be paid to TFSEMS at closing and the assumption of certain liabilities by Catalyst.
The agreement is subject to customary closing conditions as well as approval by the bankruptcy court in the TFSEMS bankruptcy proceeding. The parties anticipate that the transaction will close within the next 45-60 days.
About Three-Five Systems
TFS provides specialized electronics manufacturing services to original equipment manufacturers (OEMs). TFS offers a broad range of engineering and manufacturing capabilities. TFS’ website is located at www.tfsc.com. Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.
About Catalyst
Catalyst Manufacturing Services is a privately owned company founded to provide full contract electronic manufacturing services to OEMs from product development through distribution and after market support. Catalyst serves a broad global customer base in the medical, computer, industrial networking, telecommunication, transportation and securities industries.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Three-Five Systems, Inc. intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include the expectation that the transaction with Catalyst Manufacturing Services, Inc. will close as anticipated and described and that the transaction will be approved by the bankruptcy court. Three-Five Systems, Inc. cautions that all forward-looking statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include: (a) the ability of Three-Five Systems, Inc. and Catalyst Manufacturing Services, Inc. to satisfy the agreement’s closing conditions; (b) the ability to close the agreement within the expected time frame; and (c) other risks as detailed from time to time in Three-Five Systems, Inc.’s SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.
SOURCE Three-Five Systems, Inc.
08/19/2005
CONTACT: Three-Five Systems, Inc., +1-602-389-8835
Web site: http://www.tfsc.com